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                                                                    Exhibit 3.03


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          KINETICS HOLDINGS CORPORATION

                  (Originally incorporated on October 22, 1999)

         Kinetics Holdings Corporation, a Delaware corporation, does hereby certify that the following amendment to the corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law.

         Article One of the Restated Certificate of Incorporation, relating to the name of the corporation, is amended to read in its entirety as follows:

         The name of the corporation is Celerity Group, Inc.

         IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this sixth day of June, 2002 and the foregoing facts stated herein are true and correct.


                                      KINETICS HOLDINGS CORPORATION


                                      By:  /s/ John Goodman
                                           --------------------------------
                                           John Goodman
                                           Secretary